As filed with the Securities and Exchange Commission on August 10, 2009

Registration No. 333-160593

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Legg Mason, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6282	52-1200960
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 International Drive

Baltimore, MD 21202

(410) 539-0000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Thomas P. Lemke, Esq.

Senior Vice President and General Counsel

Legg Mason, Inc.

100 International Drive

Baltimore, MD 21202

(410) 539-0000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

James S. Scott, Sr., Esq.

Michael Benjamin, Esq.

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

Approximate date of commencement of proposed sales to the public: The offer commenced, and the exchange offer prospectus and tender offer materials were sent to the security holders beginning on July 15, 2009, and the registrant expects to commence the sale pursuant to the exchange offer as soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer described herein have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

Legg Mason, Inc. is filing this amendment only to update Item 22, the Undertakings section, of Part II of this Registration Statement. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The registrant’s by-laws provide for indemnification of any person who is serving or has served as a director or officer of the registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

The registrant’s officers and directors are insured against certain liabilities under certain policies maintained by the registrant with aggregate coverage of $150,000,000.

The foregoing summaries are subject to the complete text of the statute, by-laws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21.	Exhibits and Financial Statement Schedules.

The following is a list of all exhibits filed as a part of this Prospectus on Form S-4, including those incorporated herein by reference.

See “Index to Exhibits.”

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in this prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

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iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

1. To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

2. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of Baltimore, State of Maryland, on August 10, 2009.

LEGG MASON, INC.

By:	/s/ MARK R. FETTING
Name:	Mark R. Fetting
Title:	President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
* Mark R. Fetting	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 10, 2009

* Charles J. Daley, Jr.	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial and Accounting Officer)	August 10, 2009

* Harold L. Adams	Director	August 10, 2009

* Robert E. Angelica	Director	August 10, 2009

* Dennis R. Beresford	Director	August 10, 2009

* Barry W. Huff	Director	August 10, 2009

* John E. Koerner, III	Director	August 10, 2009

* Cheryl Gordon Krongard	Director	August 10, 2009

* Scott C. Nuttall	Director	August 10, 2009

* W. Allen Reed	Director	August 10, 2009

* Margaret Milner Richardson	Director	August 10, 2009

Signatures		Title	Date
* Nicholas J. St. George		Director	August 10, 2009

* Roger W. Schipke		Director	August 10, 2009

* Kurt L. Schmoke		Director	August 10, 2009

*By:	/S/ THOMAS P. LEMKE Thomas P. Lemke Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1*	Form of Dealer Manager Agreement.

3.1*	Articles of Incorporation of Legg Mason, Inc., as amended (incorporated by reference to Legg Mason’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006).

3.2*	Bylaws of Legg Mason, Inc., as amended and restated January 23, 2007 (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 23, 2007).

4.1*	Indenture, dated January 31, 2008, between Legg Mason and The Bank of New York, as trustee, with respect to the Legg Mason 2.5% senior notes due January 15, 2015 (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 31, 2008).

4.2*	Registration Rights Agreement, dated January 31, 2008, between Legg Mason, KKR I-L Limited, Credit Suisse International and HSBC Bank USA, National Association (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on January 31, 2008).

4.3*	Indenture, dated May 12, 2008, between Legg Mason and The Bank of New York, as trustee, with respect to the Legg Mason 5.60% senior notes due June 30, 2021 (incorporated by reference to Legg Mason’s Registration Statement on Form S-3, filed on May 6, 2008).

4.4*	First Supplemental Indenture, dated May 12, 2008, between Legg Mason and The Bank of New York, as trustee with respect to the Legg Mason 5.60% senior notes due June 30, 2021 (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on May 6, 2008).

4.5*	Purchase Contract and Pledge Agreement, dated May 12, 2008, between Legg Mason and The Bank of New York as Stock Purchase Contract Agent and The Bank of New York as Collateral Agent, Custodial Agent and Securities Intermediary (incorporated by reference to Legg Mason’s Current Report on Form 8-K for the event on May 6, 2008).

5.1*	Opinion of Thomas C. Merchant, Esq.

8.1*	Tax opinion of Shearman & Sterling LLP.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Opinion of Thomas C. Merchant, Esq. (included in Exhibit 5.1).

23.3*	Consent of Shearman & Sterling LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on signature page of this registration statement).

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference.

Certain instruments defining the rights of holders of long-term debt of Legg Mason, Inc. and its consolidated subsidiaries authorizing in each case a total amount of securities not exceeding 10 percent of total assets on a consolidated basis are not filed herewith. Legg Mason, Inc. will furnish copies of such instruments to the Securities and Exchange Commission upon request.